Exhibit 99.1

Sino-Global Announces 2017 Year End Financial Results

Highlighted by Progress in New Business Initiatives and Increase in Free Cash Flow

Roslyn, New York, September 27, 2017 – Sino-Global Shipping America, Ltd. (NASDAQ: SINO) (“Sino-Global”, the “Company” or “us”), a non-asset based global shipping and freight logistic integrated solution provider, today announced its financial and operating results for the three months and year ended June 30, 2017.

Management Comments

Mr. Lei Cao, Chief Executive Officer of Sino-Global, stated, “The fiscal 2017 year was a transformational period for the Company. We continued our restructuring efforts and as a result revenues increased over 56% compared to the prior year. We increased our profit margins, and turned an operating loss into an operating profit.”

Fiscal Year 2017 Operating Highlights

Mr. Cao continued, “In addition to our strong financial results, we successfully completed several key objectives during the fiscal year. A few of these achievements include:

●	The restructuring of our business and wind down of our shipping agency, ship management and shipping and chartering services;
●	Providing a viable solution to the increasing disconnect between traditional shipping services and inland logistics with the development and launch of our fully functional internet-based portal;
●	Partnering with a number of trucking operators in an effort to enhance both the functionality and awareness of our internet-based application; and
●	Entering into two joint project agreements that will further evolve our logistics strategy involving a shift from the current bulk cargo transportation model to a containerized model.”

“We first noted our intentions to develop an internet-based logistics platform at the end of fiscal 2016 and since then, we have made significant progress with this platform. In the coming quarters, we expect to continue to leverage our infrastructure to grow and further establish our service network in the U.S., as well as create new business channels around the globe,” concluded Mr. Cao.

Fiscal Year 2017 Fourth Quarter Financial Review

The following table presents summary information by segment for the three months ended June 30, 2017 and 2016:

	For the three months ended June 30, 2017
	Shipping Agency and Ship Management Services	Shipping and Chartering Services	Inland Transportation Management Services	Freight Logistic Services	Container Trucking Services	Total
Revenues
- Related party	$-	$-	$517,243	$-	$-	$517,243
- Third parties	$-	$-	$770,179	$3,011,809	$325,821	$4,107,809
Cost of revenues	$-	$-	$348,475	$2,641,413	$201,355	$3,191,243
Gross profit	$-	$-	$938,947	$370,396	$124,466	$1,433,809
Depreciation and amortization	$-	$-	$7,535	$5,400	$-	$12,935
Total capital expenditures	$-	$-	$5,885	$1,053	$-	$6,938

	For the three months ended June 30, 2016
	Shipping Agency and Ship Management Services	Shipping and Chartering Services	Inland Transportation Management Services	Total
Revenues
- Related party	$-	$-	$352,836	$352,836
- Third parties	$725,643	$-	$762,123	$1,487,766
Cost of revenues	$747,120	$-	$422,524	$1,169,644
Gross profit	$(21,477)	$-	$692,435	$670,958
Depreciation and amortization	$19,872	$(1,641)	$(2,740)	$15,491
Total capital expenditures	$10,235	$(12,506)	$15,268	$12,997

●	Total revenues increased by 151% to approximately $4.6 million for the three month period ended June 30, 2017. This increase was due to the Company’s expansion efforts in the following sectors: inland transportation management, freight logistics and container trucking services.

●	The Company’s gross profit for the period was $1.4 million, compared to $670,958 in the prior year period. Gross profit margin during the period decreased to 31% from 36.5%, which was attributed to a decrease in profit as percentage of total revenue.

●	Operating income for the three months ended June 30, 2017 was $472,037, compared to an operating income of $1,516 for the comparable year. This was primarily due to the increase in revenue from the Company’s inland transportation management and the introduction of freight logistics services as well as container trucking services in 2017.

●	For the three months ended June 30, 2017, the Company reported a net income of $873,952, compared to a net income of $34,316 for the same period in prior year.

Fiscal Year 2017 Financial Review

The following table presents summary information by segment for the years ended June 30, 2017 and 2016:

	For the year ended June 30, 2017
	Shipping Agency and Ship Management Services	Shipping and Chartering Services	Inland Transportation Management Services	Freight Logistic Services	Container Trucking Services	Total
Revenues
- Related party	$-	$-	$2,746,423	$-	$-	$2,746,423
- Third parties	$-	$-	$3,012,177	$4,815,450	$871,563	$8,699,190
Cost of revenues	$-	$-	$620,259	$3,710,364	$649,968	$4,980,591
Gross profit	$-	$-	$5,138,341	$1,105,086	$221,595	$6,465,022
Depreciation and amortization	$-	$-	$27,857	$21,510	$-	$49,367
Total capital expenditures	$-	$-	$61,359	$1,053	$-	$62,412

	For the year ended June 30, 2016
	Shipping Agency and Ship Management Services	Shipping and Chartering Services	Inland Transportation Management Services	Total
Revenues
- Related party	$-	$-	$2,269,346	$2,269,346
- Third parties	$2,507,800	$462,218	$2,071,176	$5,041,194
Cost of revenues	$2,175,109	$212,510	$1,350,370	$3,737,989
Gross profit	$332,691	$249,708	$2,990,152	$3,572,551
Depreciation and amortization	$45,434	$1,410	$12,664	$59,508
Total capital expenditures	$13,537	$2,854	$15,268	$31,659

●	Total revenues increased by approximately $4.1 million or 56.6% to $11.4 million during the year, compared to $7.3 million in the prior year. This increase was due to the Company’s efforts to diversify its business resulting in an increase in revenues from the Company’s inland transportation management, freight logistic and container trucking services.

●	The Company’s gross profit for the year was $6.5 million, compared to $3.6 million in the prior year. Gross profit margin during the year increased to 56.5% from 48.9%, which was attributed to an increase in total revenue and increased revenue derived from inland transportation services with high gross profit margin.

●	Operating income for the year ended June 30, 2017 was $3.1 million, compared to an operating loss of $1.2 million in the prior year. This was primarily due to an increase in revenue from the Company’s inland transportation management and the introduction of freight logistic services as well as container trucking services during the year, and a significant decrease in total operating expenses.

●	For the fiscal year ended June 30, 2017, the Company reported a net income of $3.6 million, compared to net loss of $2.3 million for the prior year.

Balance Sheet Information

●	As of June 30, 2017, the Company had $8.7 million in cash and cash equivalents, working capital of $13.7 million and shareholder equity of $19.5 million; compared to $1.4 million, $6.2 million, and $11.4 million, respectively, as of June 30, 2016.

●	The Company holds no long-term debt.

Expectations for Fiscal 2018

●	The Company plans to continue to streamline its business operations and improve operating efficiency through innovative technology, effective planning, budgeting, execution and cost control. The Company plans to develop new service lines along the shipping and freight logistics industry value chain, and leverage our relationships with COSCO, Zhiyuan Investment Group and other potential strategic business partners to expand our global business footprint.

About Sino-Global Shipping America, Ltd.

Founded in the United States in 2001, Sino-Global Shipping America, Ltd. is a company engaged in shipping, chartering, logistics and related business services. Headquartered in New York, Sino-Global has offices in mainland China, Australia, Canada and Hong Kong. The Company’s current service offerings consist of inland transportation management, freight logistics and container trucking services. Additional information about Sino-Global can be found on the Company’s corporate website at www.sino-global.com. The Company routinely posts important information on its website.

Forward Looking Statements

No statement made in this press release should be interpreted as an offer to sell or a solicitation of an offer to purchase any security. Such an offer can only be made in accordance with the Securities Act of 1933, as amended, and applicable state securities laws. Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in Sino-Global’s filings with the U.S. Securities and Exchange Commission. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Sino-Global undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events unless required by applicable law or regulations.

Contact Information

The Equity Group Inc.

Adam Prior

Senior Vice-President

(212)-836-9606 / aprior@equityny.com

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the Three Months Ended June 30,		For the Years Ended June 30,
	2017	2016	2017	2016
Net revenues - third parties	$4,107,809	$1,487,766	$8,699,190	$5,041,194
Net revenues - related party	517,243	352,836	2,746,423	2,269,346
Total revenues	$4,625,052	$1,840,602	$11,445,613	$7,310,540
Cost of revenues	(3,191,243)	(1,169,644)	(4,980,591)	(3,737,989)
Gross profit	1,433,809	670,958	6,465,022	3,572,551

General and administrative expenses	(903,697)	(261,301)	(3,152,336)	(4,346,159)
Selling expenses	(58,075)	(408,141)	(211,504)	(475,619)
Total operating expenses	(961,772)	(669,442)	(3,363,840)	(4,821,778)

Operating income	472,037	1,516	3,101,182	(1,249,227)

Financial income, net	88,015	4,270	30,278	(247,530)
Other income, net	-	2,047	-	7,828
Total other income	88,015	6,317	30,278	(239,702)

Net income before provision for income taxes	560,052	7,833	3,131,460	(1,488,929)

Income tax benefit	313,900	26,483	472,084	(812,593)

Net income	873,952	34,316	3,603,544	(2,301,522)

Net income (loss) attributable to non-controlling interest	82,735	(52,905)	(21,348)	(335,593)

Net income attributable to Sino-Global Shipping America, Ltd.	$791,217	$87,221	$3,624,892	$(1,965,929)

Comprehensive income (loss)
Net income	$873,952	$34,316	$3,603,544	$(2,301,522)
Other comprehensive income (loss) - foreign currency translation gain (loss)	40,270	(88,097)	(73,741)	(134,155)
Comprehensive income (loss)	914,222	(53,781)	3,529,803	(2,435,677)
Less: Comprehensive income attributable to non-controlling interest	33,866	44,992	38,568	(97,409)

Comprehensive income (loss) attributable to Sino-Global Shipping America Ltd.	$880,356	$(98,773)	$3,491,235	$(2,338,268)

Earnings (loss) per share
-Basic	$0.07	$0.02	$0.41	$(0.23)
-Diluted	$0.07	$0.02	$0.41	$(0.23)

Weighted average number of common shares used in computation
-Basic	10,105,535	8,873,698	8,911,494	8,651,606
-Diluted	10,152,685	8,873,698	8,949,960	8,651,606

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2017	2016
Assets
Current assets
Cash and cash equivalents	$8,733,742	$1,385,994
Accounts receivable, less allowance for doubtful accounts of $185,821 and $207,028 as of June 30, 2017 and 2016, respectively	2,569,141	2,333,024
Other receivables, less allowance for doubtful accounts of $145,244 and $145,186 as of June 30, 2017 and 2016, respectively	37,811	290,907
Advances to suppliers-third-party	54,890	2,192,910
Advances to suppliers-related party	3,333,038	-
Prepaid expenses and other current assets	311,136	826,631
Due from related parties	1,715,130	1,622,519

Total Current Assets	16,754,888	8,651,985

Property and equipment, net	187,373	176,367
Prepaid expenses	6,882	178,982
Other long-term assets	117,478	46,810
Deferred tax assets	749,400	-

Total Assets	$17,816,021	$9,054,144

Liabilities and Equity

Current Liabilities
Advances from customers	$369,717	$24,373
Accounts payable	206,211	489,490
Taxes payable	1,886,216	1,637,197
Due to related parties	206,323	-
Accrued expenses and other current liabilities	418,029	286,322

Total Current Liabilities	3,086,496	2,437,382

Total Liabilities	3,086,496	2,437,382

Commitments and Contingencies		-

Equity
Preferred stock, 2,000,000 shares authorized, no par value, none issued.	-	-
Common stock, 50,000,000 shares authorized, no par value; 10,281,032 and 8,456,032 shares issued as of June 30, 2017 and 2016; 10,105,535 and 8,280,535 outstanding as of June 30, 2017 and 2016, respectively	20,535,379	15,500,391
Additional paid-in capital	688,934	1,140,962
Treasury stock, at cost, 175,497 shares as of June 30, 2017 and 2016	(417,538)	(417,538)
Accumulated deficit	(893,907)	(4,518,799)
Accumulated other comprehensive loss	(414,564)	(280,907)

Total Sino-Global Shipping America Ltd. Stockholders' Equity	19,498,304	11,424,109

Non-controlling Interest	(4,768,779)	(4,807,347)

Total Equity	14,729,525	6,616,762

Total Liabilities and Equity	$17,816,021	$9,054,144

SINO-GLOBAL SHIPPING AMERICA LTD. AND AFFILIATE

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended June 30,
	2017	2016
Operating Activities
Net income (loss)	$3,603,544	$(2,301,522)
Adjustment to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization of stock-based compensation to management	-	349,800
Amortization of stock-based compensation to consultants	599,846	1,327,780
Amortization of employee stock options	110,195	3,880
Depreciation and amortization	49,367	59,508
Provision for (recovery of) doubtful accounts	(18,912)	132,915
Deferred tax provision (benefit)	(749,400)	280,600
Changes in assets and liabilities
(Increase) decrease in accounts receivable	(260,165)	616,280
Decrease (increase) in other receivables	249,768	(98,935)
Decrease (increase) in advances to suppliers-third parties	2,085,281	(2,141,935)
Increase in advances to suppliers-related party	(3,317,382)	-
Decrease (increase) in prepaid expenses	162,727	(4,228)
Increase in other current assets	(18,931)	(30,600)
Increase in other long-term assets	(70,806)	-
(Increase) decrease in due from related parties	(117,772)	1,162,072
Increase (decrease) in advances from customers	343,790	(101,828)
Decrease in accounts payable	(272,474)	(202,098)
Increase in taxes payable	278,288	640,549
Increase in due to related parties	206,323	-
Increase in accrued expenses and other current liabilities	131,483	186,714

Net cash provided by (used in) operating activities	2,994,770	(121,048)

Investing Activities
Acquisition of property and equipment	(62,412)	(31,659)
Cash collected from the termination of vessel acquisition	-	326,035

Net cash provided by (used in) investing activities	(62,412)	294,376

Financing Activities
Proceeds from issuance of common stock, net	4,319,988	691,600
Proceeds from exercise of employee stock options for common stock	82,500	-
Repurchase of common stock	-	(45,011)

Net cash provided by financing activities	4,402,488	646,589

Effect of exchange rate fluctuations on cash and cash equivalents	12,902	(164,245)

Net increase in cash and cash equivalents	7,347,748	655,672

Cash and cash equivalents at beginning of year	1,385,994	730,322

Cash and cash equivalents at end of year	$8,733,742	$1,385,994

Supplemental information
Income taxes paid	$89,324	$23,286
Non-cash investing and financing activities:
Return of common stock issued for vessel acquisition	$-	$(2,220,000)
Issuance of common stock to pay for professional services	$632,500	$435,000